Recro Pharma Receives Complete Response Letter

from the FDA

Company to Host Conference Call Today at 8:00 AM ET

MALVERN, PA, May 24, 2018 – Recro Pharma, Inc. (Nasdaq:REPH), a revenue generating specialty pharmaceutical company focused on therapeutics for the hospital and other acute care settings, today announced it has received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) Office of Drug Evaluation II regarding the New Drug Application (NDA) for IV meloxicam.

The CRL stated that although the outcome of the pivotal phase III trials demonstrated statistically significant outcomes on the primary endpoints, the FDA is unable to approve the application in its current form. The CRL states that data from ad hoc analyses and selective secondary endpoints suggest that the analgesic effect does not meet the expectations of the FDA. In addition, the CRL raised CMC related questions on extractable and leachable data provided in the NDA.

“We are extremely disappointed for patients and providers who are looking for a non-opioid alternative for relief of pain. We stand behind the body of evidence included in our NDA and are committed to further discussions with FDA in order to bring this important medicine to patients. We intend to request a meeting with the FDA as soon as possible to discuss the points raised in the CRL and look forward to working with the Agency to find solutions that can contribute to solving the current opioid public healthcare problem,” said Gerri Henwood, President and Chief Executive Officer of Recro.

Conference Call and Webcast

Recro Pharma management will be hosting a conference call and webcast today beginning at 8:00 a.m. ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 9385399. A webcast will be available in the investor relations section of the Company’s website, www.recropharma.com. A live audio webcast of the call will be available under “Events” in the Investor section of the Company’s website, https://ir.recropharma.com/events. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 60 days.

About Recro Pharma, Inc.

Recro Pharma is a specialty pharmaceutical company that operates through two business divisions, an Acute Care, hospital product division and a revenue-generating contract development and manufacturing, or CDMO division, located in Gainesville, GA. The Acute Care division is primarily focused on developing innovative products for hospital and other acute care settings. The Company’s lead product candidate is a proprietary injectable form of meloxicam, a long-acting preferential COX-2 inhibitor. IV meloxicam has successfully completed two pivotal Phase III clinical efficacy trials, a large double-blind placebo-controlled Phase III safety trial, four Phase II clinical efficacy trials, as well as other safety studies. As injectable meloxicam is in the non-opioid class of drugs, if approved, the Company believes it will overcome many of the issues associated with commonly prescribed opioid therapeutics, including respiratory depression, constipation, excessive nausea and vomiting, as well as having no addictive potential while maintaining meaningful analgesic effects for relief of pain. The Company’s CDMO division leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial partners who commercialize or plan to commercialize these products. These collaborations can result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for its CDMO division and it contributes non-dilutive funding for the development and pre-commercialization activities of its Acute Care division.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: our statements about our ability to adequately and timely respond to the deficiencies in the CRL issued by the FDA may be affected by whether any such response will be accepted by the FDA, our ability and timing to resubmit the NDA, FDA acceptance and approval of the resubmitted NDA, the FDA may require additional studies to address the concerns raised in the CRL, our statements about the results of our clinical trial could be affected by the potential that there are changes in the interpretation of the data by the FDA; our statements about the potential commercial opportunity could be affected by potential labeling restrictions, the potential that our product does not receive regulatory approval, whether Recro can completely or timely respond to FDA’s requests regarding CMC extractable and leachables, or that FDA may require additional data or the time frame that may be required to deliver such data. The forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro’s business and future results included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov.

CONTACT:

Investor Relations Contact:

Argot Partners

Susan Kim/Natalie Wildenradt

(212) 600-1902

susan@argotpartners.com

natalie@argotpartners.com

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